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                                                                  Exhibit (2)(i)





                            ASSET PURCHASE AGREEMENT





                                  BY AND AMONG



                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                             (A NEVADA CORPORATION)

                                       AND

                    ______________________________________, A
                    LIMITED LIABILITY COMPANY EXISTING UNDER
                         THE LAWS OF THE STATE OF NEVADA



                         DATED AS OF ____________, 2002

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                            ASSET PURCHASE AGREEMENT
                           -------------------------


         THIS ASSET PURCHASE AGREEMENT providing for the sale and purchase of the assets hereinafter identified and scheduled (the "Agreement") is made as of the _____ day of ___________________, 2002 by and between the following entities:

Agreement Party and Reference         General Description of Agreement Party
-----------------------------         ---------------------------------
LIFE INVESTMENT FUNDING ENTER-        A Nevada corporation presently having its
PRISES, INC. ("LIFE")                 principal place of business in Sarasota,
                                      Florida

______________________________       A limited liability company organized and
("Seller")                           existing pursuant to the laws of the State
                                     of Nevada


The foregoing-described entities are sometimes referred to in this Agreement as the "Agreement Parties".

                               B A C K G R O U N D
                              --------------------

         LIFE is a corporation formed and existing pursuant to the laws of the State of Nevada. LIFE has been formed for the express purpose of consummating the transactions provided for in this Agreement with the Seller and other limited liability companies who are engaged in the same or similar business as the Seller. LIFE will continue the business activities of the Seller and other limited liability companies, the assets of which are acquired by LIFE in transactions consummated contemporaneous to the consummation of the transactions provided for in this Agreement.

         The Seller has engaged in the business activity of acquiring life insurance policies of all types and kinds from the owners, insureds and beneficiaries thereof in transactions that are sometimes referred to as "Viatical Settlements", "Life Settlements" or "Senior Settlements". Pursuant to such Settlements, the Seller has acquired such life insurance policies for a negotiated price and has, in most transactions, continued the payment of all premiums required with respect to such policies in order to maintain such acquired policies in force. The business purpose of the Seller in such activity is to realize profit and economic gain at the time that such acquired life insurance policies mature by reason of the age of the insured or death benefits under such policies are paid as a result of the death of the insured. Such life insurance policies which have been acquired by the Seller constitute all or substantially all of the assets being acquired pursuant to this Agreement. Such life insurance policies are described and scheduled as hereinafter provided.

         It is acknowledged by LIFE and the Seller that the business and affairs of the Seller are administered by an Executive Committee elected and constituted by one or more of the Managing Members of the Seller and that the outstanding Managing Member interest of the Seller is held of record by approximately _____ persons and entities.

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         In connection  with the carrying out of the asset purchase  transaction provided for in this Agreement, LIFE and the Seller are implementing a material aspect of the business plan of the Seller and of LIFE, that being the creation of a publicly held entity which will continue the business of the Seller on an expanded basis. The outstanding equity securities of LIFE will be held of record and beneficially, in part, by the Managing Members of the Seller who are of record as herein provided and other holders of managing member interests of
other  limited   liability   companies  that  consummate   asset   sale-purchase
transactions similar to that provided for by this Agreement.

         Accordingly, LIFE and the Seller by means of this Agreement wish to provide for the terms and provisions whereby LIFE will acquire all or substantially all of the assets of the Seller and the Seller shall effect the distribution of the equity securities of LIFE in accordance with the terms hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement Parties agree as follows:


                                    ARTICLE I

                               FURTHER DEFINITIONS

         1.1 ASSETS. "Assets" shall mean the life insurance policies of the Seller and other related assets being acquired by LIFE in accordance with the terms and provisions of this Agreement and as are scheduled on Schedule I to this Agreement.

         1.2 BUSINESS. "Business" means that business activity presently being carried out by the Seller and as such Business will be carried out by LIFE in accordance with the terms and provisions of this Agreement on and after the Closing Date, all of which is in accordance with the business plan of LIFE.

         1.3 CLOSING DATE. "Closing Date" shall mean that date determined by LIFE upon which the transactions provided for in this Agreement shall be consummated.

         1.4 COMMISSION. "Commission" shall mean the United States Securities and Exchange Commission.


         1.5 COMMON STOCK. "Common Stock" shall mean the Common Stock of LIFE which shall be issued upon the conversion of any or all of the shares of the Preferred Stock of LIFE as provided for in this Agreement or which may be issued as a part of the Purchase Consideration in addition to or in lieu of Preferred Stock, such Common Stock having the characteristics subsequently set forth in this Agreement.


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         1.6      EFFECTIVE DATE.  "Effective Date" shall mean _______, 2002.


         1.7 EXCLUDED ASSETS. "Excluded Assets" shall mean those Assets of the Seller which are not being acquired by LIFE in accordance with the terms and provisions of this Agreement, as such Excluded Assets are reflected on Schedule II to this Agreement.

         1.8 EXECUTIVE COMMITTEE. "Executive Committee" shall mean that committee which carries out the day-to-day Business and affairs of the Seller and performs functions similar to that of a board of directors of a corporate entity as such Executive Committee of the Managing Member of the Seller is constituted from the Effective Date to the Closing Date.

         1.9 GOVERNMENTAL AUTHORITIES. "Governmental Authorities" shall mean any governmental or quasi governmental authority which exercises jurisdiction and regulation over the Business of the Seller or the Seller and which jurisdiction relates but is not necessarily limited to the procurement of any permits, consents, authorities, franchises or similar privileges necessary and required for the conduct of the Business of the Seller as presently conducted and as such will be conducted upon the consummation of the Agreement transactions by LIFE.

         1.10 LICENSES AND PERMITS. "Licenses and Permits" shall mean any of the authorities and/or permissive action described in Section 1.7 above issued by any Governmental Authority.

         1.11 MANAGING MEMBERS. "Managing Members" shall mean the holders of the outstanding Managing Membership Interest of the Seller as such exists on the Effective Date and as such shall exist on the Closing Date and as reflected in
Schedule III to this Agreement.

         1.12 PREFERRED STOCK. "Preferred Stock" shall mean the Class B Convertible Preferred Stock which shall be issued by LIFE to the Seller and subsequently the Managing Members subject to the conditions and requirements of this Agreement, such Preferred Stock having the characteristics as hereinafter described.

         1.13 PROSPECTUS. "Prospectus" means the Prospectus which is a part of the Registration Statement to be filed by LIFE with the Commission and which will relate to the Preferred Stock, the Common Stock, the Business of LIFE, the transactions governed by this Agreement and similar agreement transactions, and other material matters.

         1.14 PURCHASE CONSIDERATION. "Purchase Consideration" shall mean the consideration to be paid by LIFE to the Seller in the form of the Preferred Stock and/or Common Stock which shall be distributed to the Managing Members of the Seller as provided in this Agreement.



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         1.15 RECORDS. "Records" shall mean all Records relating to the Business and Assets of the Seller, as maintained by the Seller in the ordinary course of its business and in connection with the preparation by the Seller to consummate the transactions provided for in this Agreement. "Records" shall also mean all documents issued by any Governmental Authority relating to the creation of the Seller and the maintenance of its existence as a limited liability company under Nevada law.

         1.16 REGISTRATION STATEMENT. "Registration Statement" shall mean that Registration Statement of which the Prospectus shall be a part relating to the registration and issuance of the Preferred Stock and Common Stock of LIFE, as provided for in this Agreement, as such Registration Statement is filed with the Commission and amended from time to time.

         1.17 SCHEDULE OR SCHEDULES. "Schedule" or "Schedules" means any Schedule which is prepared and delivered in connection with this Agreement, which Schedules shall be deemed an integral part of this Agreement.


                                   ARTICLE II

                                ASSET ACQUISITION

         2.1 ASSET ACQUISITION. On the Closing Date, LIFE shall purchase from the Seller and the Seller shall sell to LIFE those Assets described and scheduled on Schedule I hereto, which Assets shall include, among other things, all life insurance policies then in force and in good standing (except as hereinafter provided) and which are owned by the Seller or in which the Seller has an interest. Included in such Assets to be sold and purchased as between LIFE and the Seller, shall be those life insurance policies identified on
Schedule I as being "Justus Policies".

         2.2 CONDITION OF ASSETS. With the exception of those life insurance policies identified as "Justus Policies" on Schedule I hereto, all life insurance policies owned by the Seller and conveyed to LIFE on the Closing Date shall be in full force and in good standing with the issuers of such life insurance policies and all premiums due and payable with respect to such life insurance policies being acquired hereunder shall have been paid by the Seller to a time to and including the Closing Date. By virtue of written consent issued by LIFE and received by the Seller, certain premium payments due on Justus Policies need not be remitted. Any benefits received by the Seller under any of such life insurance policies which are received on and after the Effective Date shall constitute a part of the Assets being sold and purchased hereunder.

         2.3 EXCLUDED ASSETS. The sale-purchase transaction of the Assets, governed by this Agreement, shall not include those Assets which are determined to be Excluded Assets and which are identified on Schedule II to this Agreement.

         2.4 DELIVERY OF LIFE INSURANCE POLICIES. On the Closing Date the Seller shall deliver to LIFE the actual physical policies as scheduled on Schedule I hereto, together with all Records of any type whatsoever which relate to the


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issuance, conveyance and maintenance in force of such life insurance policies so scheduled. The Seller shall cooperate with LIFE in effecting on and subsequent to the Effective Date such notices as are necessary or deemed necessary by LIFE and which are intended to inform the issuers of such life insurance policies described and scheduled on Schedule I hereto, to allow LIFE to be recognized as the policy beneficiary under all of such policies so scheduled on and subsequent to the Closing Date. The Seller recognizes and acknowledges that all benefits received as a result of the life insurance policies which are described and scheduled on Schedule I which are received by the Seller on and subsequent to the Effective Date constitute the exclusive property of LIFE except in the event that the Agreement transactions are not consummated at the time subsequently specified herein, in which event such benefits shall continue to be the exclusive property of the Seller.

         2.5 PURCHASE CONSIDERATION. (a) The Purchase Consideration to be paid by LIFE to the Seller shall be shares of LIFE's Preferred Stock and/or shares of Common Stock, which Preferred Stock and Common Stock shall have the characteristics and attributes subsequently described in this Agreement. Such Preferred Stock and/or Common Stock and the underlying Common Stock issued upon the conversion of the Preferred Stock shall, at the time of the delivery to the Seller, and subsequently the Managing Members, be fully registered pursuant to the provisions of the Securities Act of 1933 as amended (the "'33 Act"). The number of shares of Preferred Stock and/or Common Stock to be issued to the Seller, and subsequently the Managing Members, shall be determined by utilizing a formula which provides for the issuance of one share of Preferred Stock to the Seller for each $25 of aggregate face amount of life insurance policies being conveyed, without any diminishment being attributable to such aggregate face amount by reason of any Justus policies identified on Schedule I. To the extent that the Common Stock of LIFE is utilized as a portion or all of the Purchase Consideration, the formula for determining the number of shares of Common Stock to be issued to the Seller as all or a portion of the Purchase Consideration shall be one share of Common Stock for each $6.25 of aggregate face amount of life insurance policies being conveyed, without any diminishment attributable to such aggregate face amount by reason of the Justus policies identified on
Schedule I. The determination as to the composition of the Purchase Consideration, as such relates to the number of shares of Preferred Stock and/or Common Stock to be utilized shall be made by the Seller.

         (b) On the Closing Date and in addition to the payment of the Purchase Consideration, there shall be determined the amount of any inter-limited liability company accounts receivable - payable which may be owed to the Seller or which may be owing by the Seller to another limited liability company which is a party to an asset purchase transaction or if not a party to an asset purchase transaction with LIFE, is nevertheless entitled to receive the payment of such inter-limited liability company receivable (an "Inter-company Obligation"). Such Inter-company Obligation shall be reflected in Schedule VI hereto. If the Seller is entitled to receive payment of such Inter-company Obligation, an additional amount of Purchase Consideration in the form of Preferred Stock shall be remitted by LIFE to the Seller. The number of additional shares of Preferred Stock to be remitted shall be determined by dividing $25 into the amount of the Inter-company Obligation entitlement of the


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Seller.  LIFE and the Seller acknowledge that the number of additional shares of
Preferred Stock issued by LIFE as a result of a Seller Inter-company Obligation entitlement shall, most likely, be restored to LIFE in a transaction between LIFE and non-Agreement parties.

         (c) It is acknowledged by LIFE and the Seller that there are certain fees and costs owing to the providers of accounting and tax return preparation services which presently as to all limited liability companies which shall possibly become parties to asset purchase transactions with LIFE aggregate approximately $45,000. Additional fees will be incurred for calendar year 2002. On the Closing Date, such accounting and tax return preparation fees shall be scheduled as Schedule VII and such shall be assumed and paid by LIFE. In addition, LIFE acknowledges that certain Managing Members of the Seller and possibly other limited liability companies who become parties to an asset acquisition transaction with LIFE advanced funds in order to provide for such accounting and tax return preparation services. LIFE shall directly pay by check the amount of such advancements which shall also be scheduled on Schedule VII as of the Closing Date.

         2.6 CONDITIONS PRECEDENT. LIFE and the Seller acknowledge that the consummation of the Asset purchase and sale transaction herein provided for is subject to the satisfactory fulfillment of the conditions precedent which are subsequently set forth in this Agreement, and the validity of the representations and warranties of LIFE and the Seller also set forth subsequently in this Agreement from the Effective Date to and including the Closing Date.

         2.7 DETERMINING AGGREGATE FACE AMOUNT. The aggregate face amount to be utilized in determining the number of shares of Preferred Stock to be issued to the Seller as the Purchase Consideration shall be determined on a date which is not more than ten (10) days prior to the Closing Date by LIFE and its designated representatives. The Seller, through the action of the Executive Committee, shall extend all reasonable cooperation to LIFE and its designated representatives in action taken to determine such aggregate face value and such other accounting and audit matters as may be undertaken in connection with this Agreement and as subsequently described herein. All expenses incurred in connection with the activities contemplated by this Section 2.7 shall be borne by LIFE.


                                   ARTICLE III

                              CONDITIONS PRECEDENT

         The respective obligations of LIFE and Seller to consummate the asset purchase transaction and related transactions governed by this Agreement shall be conditioned upon the satisfactory resolution of the conditions precedent set forth below:

         3.1      REQUISITE ACTION.

         A. BY LIFE. In addition to those matters relating to the Registration Statement and Prospectus, as subsequently set forth in this Article III, LIFE, on or before the Closing Date, shall have completed all requisite action, including any corporate action under the laws of the State of Nevada in order to permit LIFE to consummate the Agreement transactions.

         B. BY THE SELLER. On or before the Closing Date, the Seller shall have completed all requisite action required to be completed and consummated by it in order to permit the consummation of the Asset sale-purchase transaction provided for and governed by this Agreement and the distribution to its Managing Members


                                       6
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of  the  Preferred  Stock  and/or  Common  Stock  which  is the  subject  of the
Registration Statement and Prospectus. In such regard, the Seller shall have accomplished all necessary action required with respect to the sale of the Assets by the Nevada Limited Liability Company Act, Nevada Revised Statutes Chapter 29.601-29.833.

         3.2 NECESSARY CONSENTS. LIFE and the Seller shall have obtained all necessary consents required to be obtained in order to permit the consummation of the Asset sale-purchase transaction governed by this Agreement from any Governmental Authorities. Additionally, all requisite consents shall have been obtained by LIFE and the Seller in order to permit the transfer from the Seller to LIFE of all Licenses and Permits necessary in order to permit LIFE to continue the Business of the Seller on and subsequent to the Closing Date.

         3.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of LIFE and the Seller extended each to the other pursuant to the provisions of Article IV of this Agreement shall be true and correct on and as of the Closing Date.

         3.4 NO ADVERSE CHANGE. On the Closing Date, the Business of the Seller shall be as described in the Agreement section captioned BACKGROUND and the Assets shall not be materially altered or encumbered in any fashion except as may be contemplated by this Agreement. Excepted from this condition and with respect to the condition of any of the Assets, are the life insurance policies identified on Schedule I hereto as the Justus Policies.

         3.5 OPINION OF COUNSEL. The Seller shall have received from LIFE the opinion of counsel in the form of Schedule VI, which opinion of counsel shall be dated as of a date not more than three days prior to the Closing Date. Among other matters, such opinion of counsel shall address in a favorable manner the effect of the consummation of the Agreement transactions on the Seller and the holders of the outstanding Managing Member Interests of the Seller on the Closing Date.

         3.6 ACCOUNTING AND AUDIT MATTERS. There shall have been satisfactorily completed all necessary and required accounting and audit matters relating to the Business, Assets and Excluded Assets of the Seller, which shall, if required by any Governmental Authority, be reflected in audited financial statements prepared in accordance with generally accepted accounting principles consistently applied, which financial statements may, if required, be included in the Registration Statement and Prospectus which relates to the Preferred and Common Stock of LIFE. In connection with the preparation of the Registration Statement and the Prospectus, such accounting and audit matters to be completed prior to the Closing Date shall include the preparation of the pro forma financial information relating to the Seller as required to be included in the Prospectus by Item 901 et seq of Regulation S-K of the Commission. The Executive Committee of the Seller shall extend all necessary cooperation with respect to the completion of such accounting and audit matters, including any required audited financial statements and the pro forma financial information required to


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be included  in the  Prospectus.  All of such  accounting,  audit and  financial statement preparation matters shall be carried out by independent certified public accountants selected by LIFE and the expense of such process shall be paid by LIFE.

         3.7 REGISTRATION STATEMENT EFFECTIVE. The Registration Statement, together with the Prospectus, relating to the Preferred Stock and/or Common Stock of LIFE which shall be issued as the Purchase Consideration, shall have been declared effective by the Commission under the '33 Act, thereby permitting the distribution of such Preferred Stock and/or Common Stock to the Managing Members in accordance with each such Managing Member's entitlement. Such
Registration Statement and Prospectus shall also relate to the Common Stock which shall be issued upon the conversion of the Preferred Stock and such Preferred and Common Stock shall have the characteristics hereinafter described. On the Closing Date, there shall not have been issued any stop order or the initiation of similar proceedings by the Commission or any state securities regulatory authority adversely affecting or threatening to adversely affect the effectiveness of the Registration Statement and the Prospectus.

         3.8 ADDITIONAL DOCUMENTS. LIFE shall have received from the Seller and the Seller shall have received from LIFE such additional documents as may be reasonably required by LIFE or the Seller, as the case may be, in order to permit the consummation of the purchase by LIFE and the sale by the Seller of the Assets.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF LIFE

         LIFE hereby represents and warrants to the Seller and the Managing Members as follows:

         4.1. ORGANIZATION AND GOOD STANDING. LIFE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to conduct its business in such additional states where the conduct of its activities makes such qualification necessary, which states include Florida.

         4.2 AUTHORITY; NO CONFLICT. The consummation of the Asset sale-purchase transaction governed by this Agreement will not constitute a violation of any provision of the Articles of Incorporation or bylaws of LIFE, as amended to date, nor the provisions of any agreement, contract or other binding authority to which LIFE is bound. On the Closing Date, LIFE shall have taken all requisite corporate action required by Nevada corporate law and any other Governmental Authority in order to permit the consummation by LIFE of the Asset sale-purchase transaction provided for in this Agreement.


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         4.3 REGISTRATION  STATEMENT;  PROSPECTUS.  The Registration  Statement,
which includes the Prospectus descriptive of LIFE, its management, the Preferred Stock and the Common Stock, and which shall have become effective under the '33 Act, shall set forth all necessary information in order to make the information
contained  in  such   Registration   Statement  and  Prospectus  not  materially
misleading or materially omissive. For purposes of this representation, the term "Prospectus" shall include any Prospectus supplement prepared from time to time and delivered to the Seller and any Managing Member.









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


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to LIFE and persons deemed to be in a control relationship with the Seller, as such term is utilized in the '33 Act and the '34 Act as follows:

         5.1 GOOD STANDING. The Seller is and will be on the Closing Date a limited liability company validly formed and existing pursuant to the Nevada Limited Liability Act earlier cited in this Agreement and shall be vested with such Licenses and Permits as are necessary and required in the conduct of the Business and its ownership of the Assets.

         5.2 AUTHORITY; NO CONFLICT. On the Closing Date, the Seller shall have taken all requisite action required by the Nevada Limited Liability Act and its governing documents in order to permit the Seller to consummate the sale-purchase transaction involving the Assets and distribution on and after the Closing Date of the Preferred Stock constituting the Purchase Consideration. It is acknowledged by LIFE and the Seller that this representation does not contemplate any action on the part of the Seller which would constitute an offer to sell or the solicitation of an offer to purchase the Preferred Stock and/or the Common Stock, such offer being exclusively made to the Managing Members of the Seller by the Prospectus. Such action may include, however, communications made by the Executive Committee on and after the Closing Date relative to the transaction governed by this Agreement and the distribution of the Preferred Stock and/or the Common Stock constituting the Purchase Consideration to be made by the Seller to the Managing Members pursuant to this Agreement and the Prospectus.

         5.3 THE  ASSETS.  On the Closing  Date,  the Assets,  as  scheduled  on
Schedule I to this Agreement, with the exception of those Assets identified as Justus Policies, shall be constituted by life insurance policies of various types with respect to which LIFE is the sole beneficiary by virtue of all required action necessary to designate LIFE as the sole beneficiary of such life insurance policies as is required by the issuers thereof and all premiums required to be paid by the Seller to maintain such life insurance policies in force from the Effective Date to the Closing Date shall have been paid and none of such life insurance policies, as scheduled on Schedule I to this Agreement, shall be in a status of lapse or shall have been canceled.

         5.4 NO AFFILIATES OR SUBSIDIARIES. The Seller has no affiliates or subsidiaries.


         5.5 TAXES AND TAX RETURNS. On the Closing Date, the Seller shall have filed all Federal, state, county and local tax returns relative to any taxes required to be paid by the Seller or which relate to information required to be provided to the Managing Members and the Seller shall have timely paid any such taxes due pursuant to such returns, if any, and as of the Effective Date and on the Closing Date, the Seller is not and the Seller shall not be involved in any asserted contest with respect to any tax reflected as due on any return or which relates to any informational return filed with any taxing authority or delivered by the Seller to the Managing Members.


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


         5.6 LITIGATION. Except as described in Schedule VII hereto, the Seller and the members of the Executive Committee, as of the Effective Date and on the Closing Date, are not and shall not be parties to any litigation nor shall the Assets be the subject of any litigation. Additionally, the Seller is not aware of any factual circumstances or situations which might reasonably be expected to result in the assertion of any claim by way of litigation as of the Effective Date and such shall be the case on the Closing Date. As used in this Section 5.6, the term "litigation" includes any administrative proceeding to which the Seller, members of the Executive Committee or the Assets is or may become subject to.

         5.7 SALE AND ISSUANCE OF MANAGING MEMBER INTERESTS. Except as reflected in Schedule VI hereto, the sale and issuance of the Managing Member Interests of the Seller outstanding as of the Effective Date and to be outstanding on the Closing Date were issued and sold in transactions which (a) did not involve the offer and sale of a security, as such term is defined in the '33 Act or under any state securities statutes, or (b) were offered, sold and issued in transactions reasonably believed by the Seller to be exempt from the registration provisions of the '33 Act and any applicable state securities statute.

         5.8 NO CONTRACTS AFFECTING ASSETS. As of the Effective Date and on the Closing Date, there does not exist and there shall not exist any contract or agreement affecting the Assets to be conveyed hereunder.

         5.9 ACCURACY OF PROVIDED INFORMATION. No representation or warranty given or made by the Seller pursuant to this Agreement or any statement, certificate or other document required to be furnished by the Seller to LIFE pursuant to the terms of this Agreement contains on the Effective Date or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made therein not misleading.

         5.10 NO FINDER'S FEE. The Seller, as a result of the consummation of the Asset sale-purchase transaction governed by this Agreement, will not be obligated to pay any finder's fee or similar compensation to any person or entity.


                                   ARTICLE VI

                          PRE-CLOSING COVENANTS OF LIFE

         6.1 REGISTRATION STATEMENT AND PROSPECTUS. From the Effective Date to the Closing Date, LIFE will undertake all requisite action in order to cause the Registration Statement and Prospectus to be prepared and filed with the Commission and shall take all appropriate and necessary action in order to permit such Registration Statement to become effective pursuant to the provisions of the '33 Act. Contemporaneous to the preparation, filing and processing to effectiveness of the Registration Statement and Prospectus, LIFE shall take all requisite action in order to effect the registration of the Preferred Stock and Common Stock to be issued as the Purchase Consideration and the Common Stock to be issued upon conversion of the Preferred Stock to be registered pursuant to the provisions of the Securities Exchange Act of 1934

(the "'34 Act"), thereby causing LIFE to be a reporting company subject to the Commission's proxy solicitation rules and required to file the periodic and annual reports required by the '34 Act.

         6.2 ACCOUNTING AND AUDIT MATTERS. On and subsequent to the Effective Date and to the Closing Date, LIFE shall undertake all appropriate and necessary action in order to initiate, conduct and complete all accounting and audit matters required and necessary in connection with the consummation of the Asset sale-purchase transaction governed by this Agreement and as such relates to the preparation of audited financial statements relating to LIFE and to the Seller, as well as pro forma financial information relating to LIFE and the Seller as such financial information and related financial statements are required to be included in the Registration Statement and the Prospectus.

         6.3 POST-CLOSING ACTION. LIFE shall undertake all necessary and appropriate action on and subsequent to the Closing Date in order to supplement the Prospectus contained as a part of the Registration Statement one or more times as is required by the rules of the Commission or as is determined appropriate by LIFE and its legal counsel, thereby permitting the continuous delivery of such Prospectus to the Managing Members, which delivery shall be effected in order to distribute the Preferred Stock constituting the Purchase Consideration to the Managing Members.


                                   ARTICLE VII

                       PRE-CLOSING COVENANTS OF THE SELLER

         7.1 FULL COOPERATION. The Executive Committee and persons acting under the direction of the Executive Committee shall, as of the Effective Date through the Closing Date, extend all necessary cooperation to LIFE and persons acting under the direction of LIFE with respect to the carrying out of all processes necessary in order to permit the completion of the accounting and audit matters described in this Agreement, the preparation, filing and processing to effectiveness of the Registration Statement and Prospectus relating to the Preferred Stock and Common Stock, the consummation of the Asset sale-purchase transaction governed by this Agreement and the distribution of the Preferred Stock to the Managing Members. Such cooperation shall include, but not be limited to, any due diligence processes deemed appropriate by LIFE or necessary in connection with the preparation, filing and processing to effectiveness of the Registration Statement and Prospectus.

         7.2 COMMUNICATIONS WITH MANAGING MEMBERS. Commencing with the Effective Date and through the Closing Date, the Seller will not effect any communication to its Managing Members, except those Managing Members who are members of the Executive Committee, with respect to the Asset sale-purchase transaction governed by this Agreement and the intended distribution of the Preferred Stock and/or Common Stock constituting the Purchase Consideration to the Managing Members of the Seller unless such communication is first approved in writing by

LIFE or LIFE's legal counsel. As used in this Section 7.2, the term "communication" includes any written or oral communication effected by any member of the Executive Committee or by the Executive Committee as a group or by any employee or agent of the Seller.

         7.3 MAINTAIN ASSETS. Commencing on the Effective Date and to the Closing Date, the Seller shall take all action as is required to maintain the in-force status of the life insurance policies constituting the Assets as are reflected and as shall be reflected on Schedule I hereto, such action to include, but not be limited to, the payment of any required premium in order to maintain the in-force status of the life insurance policies constituting the Assets. With respect to the required conduct of the Seller, as described in this
Section 7.3, LIFE may request from time to time on and subsequent to the Effective Date written reports as to the status of each of the life insurance policies constituting the Assets. Such reports will be promptly provided by the Seller to LIFE when so requested. Failure on the part of the Seller to provide any requested report to LIFE shall constitute, at the election of LIFE, a material breach of this Agreement, permitting termination hereof in accordance with Article XI hereof.

         7.4 REPORT OF CURRENT INFORMATION. In addition to providing the written reports contemplated by Section 7.3 above, the Seller shall promptly report in writing to LIFE any information, development or circumstance which occur subsequent to the Effective Date and prior to and including the Closing Date which may affect the representations and warranties extended by the Seller to LIFE in this Agreement or which affect in a material fashion the information contained in the Registration Statement and Prospectus.

         7.5 FURTHER ACTION RE ASSETS. On and subsequent to the Effective Date and prior to the Closing Date, the Seller shall have completed all necessary action permitting LIFE to be named as the sole and exclusive beneficiary entitled to receive any and all death benefit proceeds (or any other policy benefits) payable under all of the life insurance policies which constitute the Assets unless any such policy or policies are excepted from such action pursuant to written notice to the Seller from LIFE.

         7.6 NO INCONSISTENT ACTION. On and subsequent to the Effective Date and to and including the Closing Date, the Seller shall not take any action or fail to implement and carry out any course of action which has as its effect the diminishment or elimination of the Seller's ability to be in compliance with the terms of this Agreement on and subsequent to the Effective Date and to and including the Closing Date or which would diminish or preclude the Seller's ability to consummate the sale-purchase transaction involving the Assets and the distribution of the Preferred Stock constituting the Purchase Consideration to the Managing Members.


                                  ARTICLE VIII

                     CONSUMMATION OF AGREEMENT TRANSACTIONS

         8.1 THE CLOSING DATE. The consummation of the Asset sale-purchase transaction, as provided for and governed by this Agreement, shall occur on a Closing Date to be determined by LIFE. Such Closing Date, however, shall not be more than _____ months from the Effective Date. The consummation of the Agreement transactions shall occur at a time and place mutually determined by LIFE and the Seller and the facilities of the United States mail or other acceptable document delivery means may be utilized. To the extent appropriate, escrow arrangements may also be used, utilizing an Escrow Agent mutually satisfactory to LIFE and the Seller.

         8.2      DELIVERIES AT CLOSING.

         A. On the Closing Date, the Seller shall deliver to LIFE all of the life insurance policies identified and scheduled on Schedule I to this Agreement in original status, together with all Records, documents and other written paraphernalia which are incidental to the policies so delivered and necessary for the maintenance of the in-force status thereof. Such documents delivered with the life insurance policies shall include documentation satisfactory to LIFE and LIFE's counsel effecting the designation of LIFE as the policy beneficiary for each life insurance policy scheduled and delivered. Additionally, the Seller shall deliver to LIFE written evidence satisfactory to LIFE and LIFE's counsel that all premiums required to be paid on and subsequent to the Effective Date to and including the Closing Date in order to keep such life insurance policies so delivered in force have been paid. The Seller shall also deliver to LIFE any proceeds which it has received on and after the Effective Date as a result of the death of the insured of a life insurance policy or policies constituting a portion of the Assets or the occurrence of any other event (such as policy maturity) which results in the payment of policy benefits. The Seller shall deliver to LIFE such other documents and papers as are deemed reasonably necessary by LIFE or LIFE's counsel in order to consummate the sale-purchase transaction involving the Assets.

         B. On the Closing Date, LIFE shall deliver to the Seller the requisite number of shares of Preferred Stock and/or Common Stock which constitute the Purchase Consideration evidenced by certificates registered in the names of the Managing Members, as reflected in Schedule III hereto, which shares of Preferred Stock and/or Common Stock shall be represented by certificates issued without restrictive endorsement. LIFE shall also deliver to the Seller the requisite number of Prospectus (together with any Supplements thereto) permitting delivery of such Prospectus to the Managing Members, as such Managing Members are reflected on Schedule III hereto. LIFE shall also deliver to the Seller the opinion of LIFE's counsel in the form of Schedule VI hereto. LIFE shall take such further action as is reasonably necessary and required to consummate the Asset sale-purchase transaction provided for in this Agreement.

         8.3 CERTAIN ACKNOWLEDGMENTS. The Seller acknowledges that LIFE, as of the Effective Date and on and subsequent to the Closing Date, will be a party to asset purchase agreements with other limited liability companies who have and are conducting the same or substantially the same business as that conducted by the Seller and that LIFE, therefore, will be required to coordinate the consummation of the asset sale-purchase transactions provided for in the several asset purchase agreements. The consummation of the Asset purchase transaction, as provided for and governed by this Agreement, and as provided for an governed by other asset purchase agreements to which LIFE is a party are expected to be conducted in a contemporaneous manner.

                                   ARTICLE IX

                               POST-CLOSING ACTION

         9.1 BY LIFE. On and subsequent to the Closing Date, LIFE shall exert all reasonable effort to continue the Business of the Seller, as such Business will be conducted on the contemplated enhanced scale resulting from the consummation of asset sale-purchase transactions under the various asset purchase agreements described in Section 8.3 above. LIFE shall also supplement the Prospectus one or more times as is necessary in order to keep the information provided in such Prospectus current and to reflect, if necessary, the consummation of the various asset sale-purchase transactions provided for in the several asset purchase agreements existing between LIFE and various limited liability companies other than the Seller. LIFE shall also continue the effort to cause the Preferred Stock and/or Common Stock issued as the Purchase Consideration and the Common Stock to be issued upon the conversion of the Preferred Stock to be listed on an appropriate exchange, which exchange may be the NASDAQ National Market, the NASDAQ SmallCap Market or the NASDAQ Electronic Bulletin Board Market. The Seller shall extend its cooperation in this effort. LIFE shall, on an initial and continuing basis, also cause to be prepared and filed on a timely basis, such reports as are required by the '34 Act or any securities exchange.

         9.2 BY THE SELLER. On the Closing Date, the Seller shall promptly cause to be delivered the certificates evidencing the Preferred Stock and/or Common Stock constituting the Purchase Consideration in such share denominations as each Managing Member is entitled. The Seller shall also promptly deliver on and after the Closing Date with such share certificates the Prospectus, together with any supplements to the Prospectus then existing. The Seller shall also facilitate the completion of the consummation of the Asset sale-purchase transaction to the extent that matters remain uncompleted subsequent to the Closing Date.


                                    ARTICLE X

                 DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

         10.1 PRELIMINARY STATEMENT. The Articles of Incorporation of LIFE, as filed with the Office of the Secretary of State, State of Nevada, authorize LIFE to issue one billion (1,000,000,000) shares of capital stock, five hundred million (500,000,000) of which shares shall be Common Stock with a par value of $.001 and five hundred million (500,000,000) shares shall be Preferred Stock issuable in series and also having a par value of $.001 per share. The Preferred Stock may be issued in series, each series having such characteristics and rights as determined by the Board of Directors of LIFE. Presently, the Board of Directors of LIFE has authorized two series of Preferred Stock, that being Class A Convertible Preferred Stock and Class B Convertible Preferred Stock. The Class B Convertible Preferred Stock is the Preferred Stock which shall be utilized as all or a portion of the Purchase Consideration. The Class A and Class B Convertible Preferred Stock have similar characteristics, except that the Class A Convertible Preferred Stock is vested with a preference in the event of the liquidation, winding up and dissolution of LIFE requiring that the holders of such Class A Convertible Preferred Stock receive the amount of $10 per share prior to any liquidation distributions being made to the holders of LIFE's Class B Convertible Preferred Stock and Common Stock. The Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock are both convertible into the Common Stock of the Company. The Class A Convertible Preferred Stock is convertible from the date of issuance thereof until LIFE becomes publicly held at a conversion ratio of three shares of Common Stock for each share of Class A Convertible Preferred Stock. For purposes of such conversion right the term "publicly held" means that point in time when the freely tradeable and unrestricted outstanding Preferred Stock and/or Common Stock of LIFE, including the Common Stock issued as part of the Purchase Consideration pursuant to this Agreement or upon conversion of the Class B Shares into Common Stock, is listed pursuant to the NASDAQ National Market. The Class A Convertible Preferred Stock and the Common Stock issued upon the conversion thereof constitute and will constitute Restricted Securities under the '33 Act. The Class B Convertible Preferred Stock is also convertible into the Common Stock as described in
Section 10.2 below.

         10.2 THE PREFERRED STOCK. The Preferred Stock which will constitute all or a part of the Purchase Consideration to be paid by LIFE to the Seller and ultimately the Managing Members has been designated by LIFE as its Class B Convertible Preferred Stock in authorized share amount of 4,500,000 shares. The Class B Convertible Preferred Stock in the hands of the holders thereof is entitled to one vote per share on all matters submitted to the shareholders of LIFE for vote, as are the outstanding shares of Class A Convertible Preferred Stock and Common Stock in the hands of the holders thereof. The holders of the outstanding Class B Convertible Preferred Stock are afforded a liquidation preference subject to the preference attributable to the holders of the outstanding Class A Convertible Preferred Stock as described in Section 10.1 above which requires that each holder of Class B Convertible Preferred Stock receive a liquidation distribution of $25 per share in any liquidation, winding up or dissolution of LIFE prior to any liquidation distributions being made to the holders of the outstanding Common Stock of LIFE. For a period of six months from the Closing Date, each share of Class B Convertible Preferred Stock may be converted into three shares of Common Stock. Commencing on the first day of the seventh month subsequent to the Closing Date through the last day of the twelfth month subsequent to the Closing Date, such conversion ratio is two shares of Common Stock for each share of Class B Convertible Preferred Stock and commencing on the first day of the thirteenth month subsequent to the Closing Date through the last day of the eighteenth month from the Closing Date, each share of Class B Convertible Preferred Stock may be converted into one share of Common Stock. Subsequent to such eighteenth month, the Class B Preferred Stock shall be mandatorily converted into Common Stock on such one-for-one basis. LIFE estimates that it will have outstanding approximately 3,100,000 shares of
Preferred  Stock  upon  the  completion  of  anticipated   asset   sale-purchase
transactions with the Seller and the several additional limited liability companies. LIFE anticipates having 200,000 shares of its Class A Convertible Preferred Stock outstanding on the Effective Date.

         10.3 THE COMMON STOCK. The Common Stock represents the basic equity of LIFE. The Class A Convertible Preferred Stock, the Class B Convertible Preferred Stock and the Common Stock are equal with respect to voting rights, each share thereof being entitled to one vote. Cumulative voting is not allowed in the election of directors of LIFE. The holders of the Common Stock will share, on a per share basis, in any liquidation distributions effected by LIFE in the event of its liquidation, dissolution and termination subject to the liquidation preferences attributed to the holders of the outstanding Class A Convertible Preferred Stock and the outstanding Class B Convertible Preferred Stock of LIFE. The shares of Common Stock of LIFE outstanding on the Effective Date are Restricted Securities under the '33 Act and such will continue to be the case with respect to such shares.

         10.4 REGISTERED STATUS. On the Closing Date, the shares of Class B Convertible Preferred Stock and Common Stock of LIFE constituting the Purchase Consideration to be paid by LIFE to the Seller and ultimately the Managing Members in connection with the sale-purchase transaction involving the Assets shall be registered under the '33 Act and any applicable state securities status. Such Class B Convertible Preferred Stock and Common Stock shall also be listed on one of the exchanges described in Section 9.3 above upon the successful best efforts with respect thereto undertaken and completed by LIFE. LIFE shall also include in the Registration Statement and Prospectus a sufficient number of shares of Common Stock in order to provide that upon conversion of the Class B Convertible Preferred Stock, the shares of Common Stock received upon such conversion will be of a registered status and will not constitute Restricted Securities.


                                   ARTICLE XI

                                   TERMINATION

         11.1 BY LIFE. LIFE may terminate this Agreement upon (a) a failure in the performance by the Seller of any of the conditions precedent as described in
Article III hereof, (b) the breach of any of the representations and warranties extended by the Seller as such representations and warranties are set forth in
Article V hereof, or (c) the failure on the part of the Seller to fulfill the pre-closing covenants of the Seller as set forth in Article VII hereof.

         11.2 BY THE SELLER. This Agreement may be terminated by the Seller in the event that (a) there is a lack in the performance by LIFE with respect to any of the conditions precedent as set forth in Article III hereof, including a failure to cause the Registration Statement to become effective under the '33 Act and/or the failure on the part of LIFE to establish a Closing Date on a date which is within _____ months of the Effective Date, (b) there is a breach in any of the representations and warranties extended by LIFE as set forth in Article IV hereof, or (c) there is a failure of performance on the part of LIFE with respect to any of the pre-closing covenants of LIFE as set forth in Article VI of this Agreement.

         11.3 WAIVER. Instead of electing to terminate the Agreement, LIFE or the Seller, as the case may be, may waive in writing the breach, non-occurrence or failure to perform on the part of LIFE or the Seller, as the case may be, of those matters set forth in Sections 11.2 and 11.2 above, any such waiver being in writing and delivered to LIFE or the Seller as the case may be.

         11.4 EFFECT OF TERMINATION. Any such termination by LIFE or the Seller, as the case may be, pursuant to this Article XI shall be the subject of a written notice provided by LIFE to the Seller or the Seller to LIFE, as the case may be, which notice shall specify the events upon which termination is being effected by the noticing party. Such notice of termination shall become effective within ten days of the date thereof. Upon the effectiveness of termination of this Agreement, the respective obligations and undertakings of LIFE and the Seller, as set forth herein, shall extinguish, and LIFE and the Seller shall no longer be obligated to each other in any manner. All sums expended by LIFE and/or the Seller in preparation to consummate the Asset sale-purchase transaction provided for in this Agreement shall be the exclusive responsibility of LIFE or the Seller, as the case may be and neither LIFE nor the Seller shall seek reimbursement from the other with respect to such sums expended.


                                   ARTICLE XII

                                 INDEMNIFICATION

         12.1 BY LIFE. LIFE agrees to and does hereby indemnify and hold harmless the Seller and any persons controlling the Seller as such term is used in the '33 Act and the '34 Act, including, without limitation, the members of the Executive Committee, harmless from and against any and all liability, loss, damage, expense, cost or injury, including, without limitation, those resulting from any and all actions, suits, proceedings and judgements, together with reasonable costs and expenses, including, without limitation, reasonable legal expenses relating thereto arising out of or resulting from the failure on the part of LIFE to include information in the Registration Statement and Prospectus reasonably deemed material or failure on the part of LIFE to state information included in the Registration Statement and Prospectus accurately and completely, thereby causing the Registration Statement and Prospectus to contain information which is materially misrepresentative or which causes the Registration Statement and Prospectus to be materially omissive.

         12.2 BY THE SELLER. The Seller agrees to indemnify LIFE and persons controlling LIFE as that term is defined in the '33 Act and the '34 Act, with respect to losses, as described in Section 12.1 above and which occur by reason of the providing by the Seller to LIFE of information relative to the Seller, its Managing Members or the Business for inclusion in the Registration Statement and Prospectus or for utilization by LIFE in connection with the consummation of the transactions provided for herein, which information is materially omissive or which constitutes information characterized by material misstatements of fact.

         12.3 PROCEDURE FOR INDEMNIFICATION. If any action, suit or proceeding shall be commenced against or any claim or demand be asserted against either LIFE or a controlling person thereof, or the Seller or a controlling person thereof, as the case may be, in respect of which such party against which such claim is asserted proposes to demand indemnification under this Article XII, such party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") in writing to that effect and with reasonable particularity containing a reference to the provisions of this Agreement. The Indemnitor shall have the right to assume the entire control of, including the selection of counsel, subject to the right of the Indemnitee to participate (at its expense and with the counsel of its choice) in the defense, compromise or settlement thereof, and in connection therewith, the Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement thereof, and Indemnitee shall make available to Indemnitor all pertinent information and documents under the control of the Indemnitee. So long as the Indemnitor is defending in good faith any such claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such claim or demand without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. If the Indemnitor shall fail to defend any such action, suit, proceeding, claim or demand, then the Indemnitee may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Indemnitee gives the Indemnitor at least five (5) days written notice of the terms of the proposed settlement thereof and permits the Indemnitor to then undertake the defense thereof if Indemnitor objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from the Indemnitor the amount of such losses.

         12.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES. The representations and warranties of this Agreement, and indemnification in respect of the same, shall survive the Closing Date for a period of two (2) years, after which time such representations and warranties, and indemnification in respect thereof, shall be of no further force and effect unless prior to such time, the party claiming a breach has served on the other written notice of such claim or breach.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

         13.1 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be given by mail or by facsimile transmission (in the event of facsimile transmission, a conforming copy shall be mailed postage prepaid simultaneously therewith). If notice is to be given to LIFE, such notice shall be deemed given when provided in the manner provided herein to LIFE in care of William T. Kirtley, Esq., William T. Kirtley, P.A., 1776 Ringling Boulevard, Sarasota, Florida 34236, 941/366-4222, facsimile 941/366-4007. If notice is to be given to the Seller, such notice shall be deemed given when provided in the manner provided herein to
-------------------------------------------------------------------------------
------------------------------------------------------------------------------.

         13.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Agreement Parties and their respective successors, assigns, heirs and representatives.

         13.3 BACKGROUND STATEMENT AND SCHEDULES. The BACKGROUND statement of the Agreement and the Schedules shall be construed with and as an integral part of this Agreement to the same extent as if such Background statement and Schedules had been set forth verbatim herein.

         13.4  ENTIRE   AGREEMENT.   This  Agreement   constitutes   the  entire
understanding on the part of the Agreement Parties, and any and all previous agreements and understandings are superseded by this Agreement.

         13.5 PUBLICITY; PUBLIC ANNOUNCEMENTS. No publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued except upon the written approval thereof by LIFE and any such communication or announcement, including any communication to the Managing Members, shall be in form and content which is consistent with this Agreement and shall be approved by legal counsel for LIFE.

         13.6 ATTORNEYS' FEES IN CONNECTION WITH LITIGATION. In the event of any litigation arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees and costs.

         13.7 COOPERATION. LIFE and the Seller agree to execute such instruments and take such other actions as contemplated by this Agreement to effectuate closing.

         13.8 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida except in those instances where the laws of Nevada are applicable to circumstances relating to the Seller or, with respect to the Registration Statement and Prospectus prepared and filed with the Commission by LIFE pursuant to the provisions of the '33 Act and with respect to the registration of LIFE's Preferred Stock and Common Stock, under the '34 Act, in which event the '33 Act and the '34 Act shall be applicable.

         13.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Agreement Parties have executed this Agreement as of the date and year first above written.

                                       LIFE INVESTMENT FUNDING ENTERPRISES,
                                       INC., a Nevada corporation



                                       By__________________________________
                                           J. Patrick Bryan, President

ATTEST:



--------------------------------------
William L. Byers, Secretary

                                   ====================================
                                   a Nevada limited liability company



                                   By__________________________________



                                   By__________________________________



                                   By__________________________________



                                   By__________________________________



                                   By__________________________________

                                   Being all of the Members of the Executive
                                   Committee of the Seller

                                   SCHEDULE I
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                       ______________________________, LLC

                             PURSUANT TO SECTION 1.1


                               SCHEDULE OF ASSETS

                                                                                                          Status of
Policy        Type of           Policy                  Face                                 Premium      Premium
Number        Policy            Issuer                 Amount         Insured                 Mode        Payment
------       --------           ------                 ------         -------               --------      -------











*        Indicates a Justus Policy


                          OTHER ASSETS TO BE SCHEDULED



                                   SCHEDULE II
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                       ______________________________, LLC

                            PURSUANT TO SECTION 1.97


                                 Excluded Assets
                                 ----------------


                                                                   Estimated
Description of Excluded Asset                                      Fair Value
-----------------------------                                      ----------

                                  SCHEDULE III
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                       ______________________________, LLC

                            PURSUANT TO SECTION 1.11


                            List of Managing Members
                           -------------------------


                                  SEE ATTACHED

                                   SCHEDULE IV
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                       ______________________________, LLC

                           PURSUANT TO SECTION 2.5(B)

                      Schedule of Inter-company Obligations
                      -------------------------------------

                                   SCHEDULE V
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                      _______________________________, LLC

                           PURSUANT TO SECTION 2.5(C)


                 Schedule of Accounting and Tax Preparation Fees
                 ------------------------------------------------

                                   SCHEDULE VI
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                       ______________________________, LLC

                             PURSUANT TO SECTION 3.5


                        Form of Opinion of Life's Counsel
                        ---------------------------------

                                  SCHEDULE VII
                                       TO
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                    LIFE INVESTMENT FUNDING ENTERPRISES, INC.
                                       AND
                       ______________________________, LLC

                             PURSUANT TO SECTION 5.6


                            Description of Litigation
                            -------------------------

                                TABLE OF CONTENTS

                                                                        Page
                                                                       -----

BACKGROUND                                                               1
----------

ARTICLE I - FURTHER DEFINITIONS                                          2
-------------------------------
1.1      ASSETS                                                          2
         ------
1.2      BUSINESS                                                        2
         --------
1.3      CLOSING DATE                                                    2
         ------------
1.4      COMMISSION                                                      2
         ----------
1.5      COMMON STOCK                                                    2
         ------------
1.6      EFFECTIVE DATE                                                  3
         --------------
1.7      EXCLUDED ASSETS                                                 3
         ---------------
1.8      EXECUTIVE COMMITTEE                                             3
         -------------------
1.9      GOVERNMENTAL AUTHORITIES                                        3
         ------------------------
1.10     LICENSES AND PERMITS                                            3
         --------------------
1.11     MANAGING MEMBERS                                                3
         ----------------
1.12     PREFERRED STOCK                                                 3
         ---------------
1.13     PROSPECTUS                                                      3
         ----------
1.14     PURCHASE CONSIDERATION                                          3
         ----------------------
1.15     RECORDS                                                         3
         -------
1.16     REGISTRATION STATEMENT                                          4
         ----------------------
1.17     SCHEDULE OR SCHEDULES                                           4
         ---------------------

ARTICLE II - ASSET ACQUISITION                                           4
------------------------------
2.1      ASSET ACQUISITION                                               4
         -----------------
2.2      CONDITION OF ASSETS                                             4
         -------------------
2.3      EXCLUDED ASSETS                                                 4
         ---------------
2.4      DELIVERY OF LIFE INSURANCE POLICIES                             4
         -----------------------------------
2.5      PURCHASE CONSIDERATION                                          5
         ----------------------
2.6      CONDITIONS PRECEDENT                                            6
         --------------------
2.7      DETERMINING AGGREGATE FACE AMOUNT                               6
         ---------------------------------

ARTICLE III - CONDITIONS PRECEDENT                                       6
----------------------------------
3.1      REQUISITE ACTION                                                6
         ----------------
         A.       BY LIFE                                                6
                  -------
         B.       BY THE SELLER                                          6
                  -------------
3.2      NECESSARY CONSENTS                                              7
         ------------------
3.3      ACCURACY OF REPRESENTATIONS AND WARRANTIES                      7
         ------------------------------------------
3.4      NO ADVERSE CHANGE                                               7
         -----------------
3.5      OPINION OF COUNSEL                                              7
         ------------------
                                                                        age
                                                                        ----
3.6      ACCOUNTING AND AUDIT MATTERS                                    7
         ----------------------------
3.7      REGISTRATION STATEMENT EFFECTIVE                                7
         --------------------------------
3.8      ADDITIONAL DOCUMENTS                                            8
         --------------------

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF LIFE                      8
---------------------------------------------------
4.1      ORGANIZATION AND GOOD STANDING                                  8
         ------------------------------
4.2      AUTHORITY; NO CONFLICT                                          8
         ----------------------
4.3      REGISTRATION STATEMENT; PROSPECTUS                              8
         ----------------------------------

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SELLER                 9
--------------------------------------------------------
5.1      GOOD STANDING                                                   9
         -------------
5.2      AUTHORITY; NO CONFLICT                                          9
         ----------------------
5.3      THE ASSETS                                                      9
         -----------
5.4      NO AFFILIATES OR SUBSIDIARIES                                   9
         -----------------------------
5.5      TAXES AND TAX RETURNS                                           9
         ---------------------
5.6      LITIGATION                                                     10
         ----------
5.7      SALE AND ISSUANCE OF MANAGING MEMBER INTERESTS                 10
         ----------------------------------------------
5.8      NO CONTRACTS AFFECTING ASSETS                                  10
         -----------------------------
5.9      ACCURACY OF PROVIDED INFORMATION                               10
         --------------------------------
5.10     NO FINDER'S FEE                                                10
         ---------------

ARTICLE VI - PRE-CLOSING COVENANTS OF LIFE                              10
------------------------------------------
6.1      REGISTRATION STATEMENT AND PROSPECTUS                          10
         -------------------------------------
6.2      ACCOUNTING AND AUDIT MATTERS                                   11
         ----------------------------
6.3      POST-CLOSING ACTION                                            11
         -------------------

ARTICLE VII - PRE-CLOSING COVENANTS OF THE SELLER                       11
-------------------------------------------------
7.1      FULL COOPERATION                                               11
         ----------------
7.2      COMMUNICATIONS WITH MANAGING MEMBERS                           11
         ------------------------------------
7.3      MAINTAIN ASSETS                                                12
         ---------------
7.4      REPORT OF CURRENT INFORMATION                                  12
         -----------------------------
7.5      FURTHER ACTION RE ASSETS                                       12
         ------------------------
7.6      NO INCONSISTENT ACTION                                         12
         ----------------------

ARTICLE VIII - CONSUMMATION OF AGREEMENT TRANSACTIONS                   12
-----------------------------------------------------
8.1      THE CLOSING DATE                                               12
         ----------------
8.2      DELIVERIES AT CLOSING                                          13
         ---------------------
8.3      CERTAIN ACKNOWLEDGMENTS                                        13
         -----------------------

ARTICLE IX - POST-CLOSING ACTION                                        14
--------------------------------
9.1      BY LIFE                                                        14
         -------

9.2      BY THE SELLER                                                    14
         -------------

                                                                         Page
                                                                         ----
ARTICLE X - DESCRIPTION OF PREFERRED STOCK AND
                  COMMON STOCK                                            14
                  ------------
10.1     PRELIMINARY STATEMENT                                            14
         ---------------------
10.2     THE PREFERRED STOCK                                              15
         -------------------
10.3     THE COMMON STOCK                                                 15
         ----------------
10.4     REGISTERED STATUS                                                16
         -----------------

ARTICLE XI - TERMINATION                                                  16
------------------------
11.1     BY LIFE                                                          16
         -------
11.2     BY THE SELLER                                                    16
         -------------
11.3     WAIVER                                                           16
         ------
11.4     EFFECT OF TERMINATION                                            16
         ---------------------

ARTICLE XII - INDEMNIFICATION                                             17
-----------------------------
12.1     BY LIFE                                                          17
         -------
12.2     BY THE SELLER                                                    17
         -------------
12.3     PROCEDURE FOR INDEMNIFICATION                                    17
         -----------------------------
12.4     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES          18
         -------------------------------------------------------

ARTICLE XIII - GENERAL PROVISIONS                                         18
---------------------------------
13.1     NOTICES                                                          18
         -------
13.2     SUCCESSORS AND ASSIGNS                                           18
         ----------------------
13.3     BACKGROUND STATEMENT AND SCHEDULES                               18
         ----------------------------------
13.4     ENTIRE AGREEMENT                                                 18
         ----------------
13.5     PUBLICITY; PUBLIC ANNOUNCEMENTS                                  18
         -------------------------------
13.6     ATTORNEYS' FEES IN CONNECTION WITH LITIGATION                    19
         ---------------------------------------------
13.7     COOPERATION                                                      19
         -----------
13.8     APPLICABLE LAW                                                   19
         --------------
13.9     COUNTERPARTS                                                     19
         ------------

SCHEDULE   I - Schedule of Assets
SCHEDULE  II - Excluded Assets
SCHEDULE III - List of Managing Members
SCHEDULE  IV - Schedule  of  Inter-company  Obligations
SCHEDULE   V - Schedule of Accounting  and Tax  Preparation  Fees
SCHEDULE  VI - Form of Opinion of LIFE's Counsel
SCHEDULE VII - Schedule of Litigation Matters

                                FIRST ADDENDUM TO
                            ASSET PURCHASE AGREEMENT



         THIS FIRST ADDENDUM is made to that certain ASSET PURCHASE AGREEMENT providing for the sale and purchase of the assets described in such ASSET PURCHASE AGREEMENT (the "Agreement") which has been entered into by LIFE
INVESTMENT       FUNDING       ENTERPRISES,        INC.       ("LIFE")       and
________________________________________________,  a limited  liability  company organized and existing pursuant to the laws of the State of Nevada ("Seller").

                                   BACKGROUND

         LIFE and the Seller adopt and restate the information set forth in the Agreement section captioned BACKGROUND.

         LIFE and the Seller wish to provide for certain changes and additions to the provisions of the Agreement which has been entered into by LIFE and the Seller in order to more accurately reflect the agreements, as such exist between LIFE and the Seller. Accordingly, the Agreement is amended as follows:

     1. Section 1.1 of Article I is deleted in its entirety and the following is substituted therefor:

                  1.1 ASSETS. "Assets" shall mean the life insurance policies of the Seller and other Assets constituted by cash and cash equivalents as are being acquired by LIFE in accordance with the terms and provisions of this Agreement and as are scheduled on Schedule I to this Agreement.

     2. A new Section 1.18 shall be added to Article I of the Agreement and shall provide as follows:

                  1.18 VALUATION DATE. For purposes of the acquisition transaction herein provided for, the Assets will be valued as of June 30, 2002 unless a different time for valuation is mutually determined and agreed to by LIFE and the Seller. The Purchase Consideration shall be paid by LIFE to the Seller on the Closing Date in accordance with the provisions of Article II, Section 2.5(a).

     3. Section 2.1 of Article II shall be modified by the addition of the following at the end of such Section:

         Assets shall include cash and cash equivalents which shall be valued in accordance with the provisions of Section 2.5(a).

     4. Section 2.5(a) of Article II shall be modified by the addition of the following language to the end of such Section:

         Cash and cash equivalents shall, for purposes of the Purchase Consideration, be valued at the actual amount thereof on the Closing Date as determined as of the Valuation Date and the attributed value of the Preferred Stock and Common Stock of LIFE, as set forth herein, shall be applicable.

     5. There shall be added a new Section 9.3 to Article IX of the Agreement which shall provide:

                  9.3 SELLER DISSOLUTION. If appropriate, on and after the Closing Date, the Seller shall take such action as is necessary to implement and accomplish its dissolution as a limited liability company existing under the laws of the State of Nevada.

     6. Section 10.1 of Article X is modified by the addition of the following language after the last sentence of that Section:

         The terms of issuance of the Class A Convertible Preferred Stock are anticipated to involve an undertaking on the part of LIFE to file a Registration Statement with the Commission registering all of the
         Common Stock issuable upon the full conversion of such Class A Convertible Preferred Stock, assuming that all of such shares of Class A Convertible Preferred Stock are converted into the Common Stock of LIFE. Additionally, the outstanding shares of Class A Convertible Preferred Stock may be attributed an annual ten percent (10%) cumulative dividend which will be conditional and not required to be paid by LIFE in the event that the Common Stock issuable upon the conversion of such Class A Convertible Preferred Stock is listed for trading on the NASDAQ National System on a date which is 30 months from the date of the filing of the Registration Statement.

Except as modified by the terms of this First Addendum, LIFE and the Seller ratify, reaffirm and restate all of the agreements set forth in the Agreement.

                           LIFE INVESTMENT FUNDING ENTERPRISES, INC., a Nevada corporation



                           By__________________________________
                               J. Patrick Bryan, President

ATTEST:



--------------------------------------
                   Secretary


                                        ====================================
                                        a Nevada limited liability company



                                        By__________________________________



                                        By__________________________________



                                        By__________________________________



                                        By__________________________________



                                        By__________________________________

                                        Being all of the Members of the
                                        Executive  Committee of the Seller